Exhibit 23.1

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 26, 2001, relating to the consolidated financial statements and financial statement schedule, which appear in F5 Networks, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2001.

PricewaterhouseCoopers LLP

Seattle, Washington
December 27, 2001